CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the registration statement on Form N-1A
("Registration Statement") of our reports dated June 19, 2000, relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Reports to Shareholders of T. Rowe Price Personal Strategy Balanced Fund, T. Rowe Price Personal Strategy Growth Fund, and
T. Rowe Price Personal Strategy Income Fund (comprising T. Rowe Price Personal Strategy Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP

Baltimore, Maryland
September 27, 2000